Exhibit 99.1

LAZARD LTD REPORTS FULL-YEAR AND FOURTH-QUARTER 2011 RESULTS

Highlights

•	Net income per share, as adjusted[1], was $1.31 (diluted) for the year ended December 31, 2011, and $0.01 per share (diluted) for the fourth quarter.

•	Quarterly dividend to increase 25% to $0.20 per share in April 2012, following 28% increase in 2011.

•	Net income primarily reflected a decline in Financial Advisory revenue in the 2011 fourth quarter and the fact that we maintained control on compensation deferrals.

•

Financial Advisory operating revenue was $992 million for 2011, 11% lower than 2010. Fourth-quarter Financial Advisory operating revenue increased 3% from the third quarter but declined 26% from the strong fourth quarter of 2010.

•

Asset Management achieved record full-year operating revenue of $883 million for 2011, 6% higher than 2010. Management fees reached a record high of $818 million, 14% higher than 2010. These positive results primarily reflect an 11% increase in 2011 average AUM and favorable changes in the asset mix.

•

Firm wide, 2011 discretionary bonuses were reduced by approximately 20%. Awarded compensation[2] decreased in line with revenue decline, despite significant investment in new hires in both of our businesses.

•	During 2011, we repurchased $206 million of shares of Lazard common stock and retired $150 million of convertible subordinated debt.

($ in millions, except per share data and AUM)	Full Year Ended December 31,			Fourth Quarter
	2011	2010	%’11-’10	2011	2010	%’11-’10
As Adjusted[1]
Operating revenue	$1,884	$1,979	(5%)	$469	$610	(23%)
Financial Advisory	$992	$1,121	(11%)	$260	$351	(26%)
Asset Management	$883	$835	6%	$204	$256	(20%)
Net income	$179	$281	(36%)	$1	$104	—
Diluted net income per share	$1.31	$2.06	(36%)	$0.01	$0.76	—

U.S. GAAP
Net income (loss)	$175	$175	—	$(5)	$100	—
Diluted net income (loss) per share	$1.36	$1.36	—	$(0.04)	$0.77	—

Supplemental Data
Awarded compensation ratio[2]	61.7%	61.5%
Adjusted GAAP comp. ratio [1]	62.0%	58.9%

Year-end AUM ($ in billions)	$141	$155	(9%)
Average AUM ($ in billions)	$152	$137	11%	$140	$149	(6%)

[1]

A non-U.S. GAAP measure. See attached financial schedules and related notes for a detailed explanation of adjustments to comparable U.S. GAAP results. We believe that presenting our results on an adjusted basis, in addition to the U.S. GAAP results, is the most meaningful and useful way to compare our operating results across periods.

[2]	Awarded compensation is defined as cash compensation and benefits plus deferred incentive compensation in respect to the applicable year, net of estimated forfeitures, and is a non-GAAP measure.

Media Contact: Judi Frost Mackey	Investor Contact: Kathryn Harmon
+1 212 632 1428	+1 212 632 6637
judi.mackey@lazard.com	kathryn.harmon@lazard.com

NEW YORK, February 6, 2012 – Lazard Ltd (NYSE: LAZ) today reported operating revenue1 of $1,884 million for the year ended December 31, 2011. Net income, as adjusted1, was $179 million, or $1.31 per share (diluted), for the full year. Fourth quarter operating revenue1 was $469 million. Net income, as adjusted1 was $1.4 million, or $0.01 per share (diluted), for the fourth quarter of 2011.

Net income on a U.S. GAAP basis was $175 million, or $1.36 per share (diluted), for the full year of 2011 and was a loss of $5 million, or $0.04 per share, for the fourth quarter of 2011.

“The financial markets were difficult in 2011, and Lazard had a challenging fourth quarter, yet our franchise is better positioned today than ever before, with significant operating leverage in both our businesses, as macroeconomic conditions improve,” said Kenneth M. Jacobs, Chairman and Chief Executive of Lazard. “We enter 2012 with a broad and deep platform, the best people, and an unrivaled network of relationships with corporations, governments and investing institutions around the world.”

“We achieved record revenue through the third quarter of 2011 but in the fourth quarter we experienced a decline in Financial Advisory revenue and a slowdown in Asset Management, primarily caused by lower performance fees,” said Mr. Jacobs. “The decline in revenues, combined with our discipline on compensation deferrals, led to a drop in our earnings in the fourth quarter.”

“As the leading global independent advisor, our strategic advisory business is poised to benefit from current market trends,” said Mr. Jacobs. “Multinational corporations have limited opportunities for organic growth in the developed world. Yet they have strong balance sheets, record amounts of cash, and financing is available. Emerging market champions are also looking for opportunities in the developed world. As a result, we expect to see more cross-border deals.”

“Asset Management achieved record full-year operating revenue, primarily driven by a 14% increase in management fees. Our investment platforms have shown strong relative performance,” said Mr. Jacobs. “The outlook for Asset Management is excellent. Building from a position of strength, we are adding new capabilities and extending our franchise across a broad spectrum.”

“We reduced awarded compensation despite the significant investment in new hires in both of our businesses during the year,” said Matthieu Bucaille, Chief Financial Officer of Lazard. “To accomplish this, we significantly reduced discretionary bonuses. Additionally, we maintained discipline on deferrals, which we believe will build shareholder value by driving down future compensation costs and increasing our flexibility to recruit and retain employees.”

OPERATING REVENUE

Financial Advisory

In the text portion of this press release, we present our Financial Advisory results as Strategic Advisory and Restructuring. Strategic Advisory includes M&A, Sovereign, Capital Markets, Private Funds and Other Advisory businesses.

Full Year

Financial Advisory operating revenue was $992 million for 2011, 11% lower than 2010, but with consecutive quarterly growth over the course of the year.

During 2011, we reinforced our Financial Advisory franchise in developed markets, building in growth areas such as Capital Structure and Debt Advisory, and Sovereign Advisory. We bolstered industry sectors with senior hires in Financial Institutions, Consumer and Chemicals. We continued to expand in developing markets, including China and Latin America.

Strategic Advisory operating revenue, including M&A, Sovereign, Capital Markets, Private Funds and Other Advisory businesses, was $794 million for 2011, 4% lower than 2010. The lower revenues for 2011 are primarily due to a general slowdown of activity, particularly in the fourth quarter.

Restructuring operating revenue was $198 million for 2011, 33% lower than 2010, reflecting the continuing cyclical decline of the industry-wide restructuring business for the year. Lazard was ranked number one in U.S. completed and announced restructurings in 2011 and number one in worldwide announced restructurings by value.*

During 2011, we remained engaged in highly visible complex M&A transactions and other advisory assignments, including cross-border transactions, spin-offs, distressed asset sales, and government advisory in the Americas, Europe and Asia. Lazard advised on three of the ten largest M&A transactions announced in 2011*, including: Medco Health Solutions in its $29 billion merger with Express Scripts; Progress Energy’s $26 billion merger with Duke Energy; and Google’s $12.5 billion acquisition of Motorola Mobility. Recently announced M&A transactions or assignments include: Caisse des Depots’ €2.6 billion indirect acquisition of Silic from Groupama; Skandia Liv’s SEK 22.5 billion acquisition of Skandia AB; and European Goldfields’ C$2.5 billion sale to Eldorado Gold.

Please see a more complete list of announced M&A transactions on page ten of this release.

Our Sovereign Advisory business was active with assignments that included advising the government of Greece, Kazakh-owned BTA Bank, and the U.S. Treasury with respect to General Motors.

*	Source: Thomson Reuters

We have also been involved in many of the most notable recent restructurings, such as Nortel Networks, including the $4.5 billion sale of its patent portfolio, Eastman Kodak, the creditors of Hostess Brands, and the Allied Pilots Association regarding American Airlines’ Chapter 11 bankruptcy proceedings.

Fourth Quarter

Financial Advisory operating revenue was $260 million for the fourth quarter of 2011, 26% lower than the fourth quarter of 2010.

Strategic Advisory operating revenue, including M&A, Sovereign, Capital Markets, Private Funds and Other Advisory businesses, was $185 million for the fourth quarter of 2011, a 39% decrease compared to its strong performance in the fourth quarter of 2010, primarily reflecting the general slowdown of activity during the 2011 fourth quarter.

Restructuring operating revenue was $76 million for the fourth quarter of 2011, 58% higher than the fourth quarter of 2010. The increase reflects the uneven timing of closings, including sales of certain large distressed assets in the 2011 fourth quarter.

Among the major M&A transactions or assignments that were completed during the fourth quarter of 2011 were the following: Skype’s $8.5 billion sale to Microsoft; The Johnson Family in the $4.3 billion sale of Diversey to Sealed Air; ITT’s separation into three independent, publicly traded companies; and The Board of Pharmaceutical Product Development in its $3.9 billion sale to The Carlyle Group and Hellman & Friedman.

Please see a more complete list of M&A transactions that closed in the fourth quarter of 2011 on page nine of this release.

Asset Management

Full Year

Asset Management operating revenue achieved a full-year record of $883 million for 2011, 6% higher than 2010.

In 2011, we continued to expand our existing Asset Management platform organically. In addition, we also launched new strategies in emerging markets, global equities, real estate and fixed income.

Management fees were a full-year record of $818 million for 2011, 14% higher than 2010. The increase in management fees primarily reflected a higher level of average assets under management and favorable changes in our asset mix. Incentive fees were $26 million for 2011, 70% lower than 2010, in difficult market conditions.

As of December 31, 2011, assets under management were $141 billion, and 2011 average assets under management were $152 billion, 11% above 2010. Asset Management had net outflows of $1.0 billion in 2011. As of January 31, 2012, assets under management were approximately $150 billion.

At the end of 2011, we had more than 20 strategies with over $1.5 billion in assets under management. Our client mix remained broadly diversified by investment strategy and geography, with 53% of clients in North America, 32% in Europe, and 15% in the Asia-Pacific region.

Fourth Quarter

Asset Management operating revenue was $204 million for the fourth quarter of 2011, 6% lower than the third quarter of 2011, and 20% lower than the fourth quarter of 2010. Management fees were $190 million, 5% lower than in the third quarter of 2011, and 6% lower than the fourth quarter of 2010. Incentive fees were $5 million, compared to $44 million in the fourth quarter of 2010, primarily reflecting the decline in performance fees in our alternative investments.

Average assets under management in the fourth quarter of 2011 were $140 billion, 6% lower than the third quarter of 2011. Net outflows for the quarter were $0.3 billion, but Asset Management continued to attract additional funding in the fourth quarter from a diverse group of institutions.

OPERATING EXPENSES

Compensation and Benefits

In managing compensation expense, we focus on awarded compensation (cash compensation and benefits plus deferred incentive compensation with respect to the applicable year). We believe awarded compensation reflects the actual annual compensation cost more accurately than the GAAP measure of compensation cost, which measures applicable-year cash compensation and the amortization of deferred incentive compensation principally attributable to previous years’ deferrals. We believe that managing our business using awarded compensation with a disciplined deferral policy will lower future compensation costs, increase our flexibility in the future and build shareholder value over time.

Adjusted GAAP compensation and benefits expense1 for the full year of 2011 was $1,168 million compared to full-year 2010 expense of $1,166 million, on the same basis. When including the special charge1 in 2010, compensation and benefits expense was $1,191 million. The 2011 deferred compensation award ratio remained at 23.5%, a similar level to recent years.

The ratio of adjusted GAAP compensation expense1 to operating revenue was 62.0% for the full year of 2011, compared to 58.9% in 2010 on the same basis, and 60.2%, when including the special charge. The 2011 compensation ratio was primarily impacted by the decline in revenues in the fourth quarter, maintaining discipline on current-year deferrals and an increase in amortization of prior years’ deferred compensation. Included in the 2011 compensation expense is amortization of deferrals of $70 million relating to 2007 and 2008 grants.

Firm wide, 2011 discretionary bonuses were reduced by approximately 20%. Our 2011 awarded compensation2 ratio was 61.7%, flat vs. our 2010 ratio of 61.5%. Overall awarded compensation2 decreased from $1,217 million in 2010 to $1,163 million in 2011, in line with the 5% decline of our operating revenues.

Over the course of the year, we made significant investments in both of our businesses. These investments are reflected in our awarded compensation2 expense. In aggregate, our 2011 awarded compensation2 not only reflects the impact of our revenue decline but also the investments made over the course of the year.

During the first quarter of 2012, we expect to incur expenses of approximately $25 -30 million, associated with the year-end process.

Our goal remains to grow annual awarded compensation expense at a slower rate than revenue growth. We are committed to achieving a compensation-to-revenue ratio over the cycle in the mid- to high-50s percentage range on both an awarded and adjusted GAAP basis1 with discipline on deferrals.

Please see additional information relating to the trend of Lazard’s compensation on page 13 of this release.

Non-Compensation Expense

Non-compensation expense1 was $400 million for 2011, 9% higher than the 2010 non-compensation expense of $368 million. The increase was attributable primarily to: i) costs associated with investments in our business, initiated in the first half of the year, such as technology, occupancy-related costs, and recruitment, ii) higher activity levels, primarily in Asset Management, and iii) the weakening of the U.S. dollar versus foreign currencies on average during the year. The non-compensation expense1 ratio for 2011 was 21%, compared to 19% in 2010.

TAXES

The provision for taxes, on an adjusted basis1, was $47 million for 2011, compared to $70 million for 2010. The effective tax rate on the same basis for the full year of 2011 was 21%, compared to 20% in 2010.

CAPITAL MANAGEMENT AND BALANCE SHEET

Our primary capital management goals include returning excess cash to shareholders through share repurchases and dividends, managing debt and limiting the amount of capital employed in our business.

In April 2012, we plan to increase the quarterly dividend by 25%, to $0.20 per share. In April 2011, Lazard increased the quarterly dividend on its outstanding Class A common stock by 28% to $0.16 per share.

During the year, we repurchased approximately 6.2 million shares of our Class A common stock and exchangeable interests, for approximately $206 million. These repurchases more than offset the potential dilution of equity awards that were granted in February 2011 at a weighted average price of $45 per share. Our remaining share repurchase authorization, which expires December 31, 2013, was $212 million as of December 31, 2011.

In July 2011, we repurchased $150 million of subordinated notes at a discount. The benefit of the discount is not reflected in Lazard’s net income per share, on an as adjusted basis1. The repurchase was funded from available cash on hand.

Lazard’s financial position remains strong and low risk with approximately $1.0 billion in cash and cash equivalents at December 31, 2011, the majority of which is invested in U.S. Government and agency money market funds. Total stockholders’ equity related to Lazard’s interests was $726 million.

***

ABOUT LAZARD

Lazard, one of the world’s preeminent financial advisory and asset management firms, operates from 42 cities across 27 countries in North America, Europe, Asia, Australia, Central and South America. With origins dating back to 1848, the firm provides advice on mergers and acquisitions, strategic matters, restructuring and capital structure, capital raising and corporate finance, as well as asset management services to corporations, partnerships, institutions, governments and individuals. For more information on Lazard, please visit www.lazard.com.

CONFERENCE CALL

Kenneth M. Jacobs, Chairman and Chief Executive Officer, and Matthieu Bucaille, Chief Financial Officer, will host a conference call today at 8:00 am EST to discuss the company’s financial results for the fourth quarter and full year of 2011. The conference call can be accessed via a live audio web cast available through Lazard’s Investor Relations website at www.lazard.com, or by dialing 1 (877) 852-6583 (U.S. and Canada) or +1 (719) 325-4926 (outside of the U.S. and Canada), 10 minutes prior to the start of the conference call.

A replay of the conference call will be available beginning today at 11:00 a.m. EST, through February 21, 2012, via the Lazard Investor Relations website, or by dialing 1 (888) 203-1112 (for the U.S. and Canada) or +1 (719) 457-0820 (outside of the U.S. and Canada). The replay access code is 4948230.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements.” In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, and the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts but instead represent only our belief regarding future results, many of which, by their nature, are inherently uncertain and outside of our control. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements.

These factors include, but are not limited to, those discussed in our Annual Report on Form 10-K under Item 1A “Risk Factors,” and also disclosed from time to time in our reports on Forms 10-Q and 8-K including the following:

•	A decline in general economic conditions or the global financial markets;

•	Losses caused by financial or other problems experienced by third parties;

•	Losses due to unidentified or unanticipated risks;

•	A lack of liquidity, i.e., ready access to funds, for use in our businesses; and

•	Competitive pressure.

Lazard Ltd is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, Lazard and its operating companies use their websites to convey information about their businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management in various hedge funds and mutual funds and other investment products managed by Lazard Asset Management LLC and its subsidiaries. Monthly updates of these funds will be posted to the Lazard Asset Management website (www.lazardnet.com) on the third business day following the end of each month. Investors can link to Lazard and its operating company websites through www.lazard.com.

LlSTS OF TRANSACTIONS AND ADVISORY ASSIGNMENTS

Mergers and Acquisitions (Completed in the fourth quarter of 2011)

Among the large, publicly announced M&A Advisory transactions or assignments completed during the fourth quarter of 2011 on which Lazard advised were the following:

•	Skype’s $8.5 billion sale to Microsoft

•	The Johnson Family in the $4.3 billion sale of Diversey to Sealed Air

•	The Board of Directors of Pharmaceutical Product Development in its $3.9 billion sale to The Carlyle Group and Hellman & Friedman

•	The Royal Bank of Scotland Group’s structured sale of a £1.4 billion UK commercial real estate loan portfolio to Blackstone

•	Etex Group’s €1 billion acquisition of Lafarge’s plasterboard business in Europe and Latin America

•	Blackstone Real Estate Partners’ $1.1 billion acquisition of suburban office properties from Duke Realty

•	Fluxys G’s €922 million acquisition of Eni’s interests in TENP and Transitgas pipelines

•	Miraca’s $725 million acquisition of Caris Life Sciences’ anatomic pathology business

•	The Special Committee of the Board of Directors of Harbin Electric in its $722 million sale to Tech Full Electric Company

•	Eurazeo’s €418 million investment for a 45% stake in Moncler

•	ITT’s separation into three independent, publicly traded companies

•	BASF’s joint venture with INEOS to create Styrolution

•	Multi-Chem’s sale to Halliburton

•	Consolidated Precision Products’ sale to Warburg Pincus

•	L’Oreal’s acquisition of Pacific Bioscience Laboratories

•	HgCapital’s sale of Mondo Minerals to Advent International

Mergers and Acquisitions (Announced)

Among the ongoing, large, publicly announced M&A transactions and assignments on which Lazard advised in the 2011 fourth quarter, continued to advise, or completed since December 31, 2011, are the following:

•	Medco Health Solutions in its $29 billion merger with Express Scripts

•	Progress Energy’s $26 billion merger with Duke Energy

•	Northeast Utilities’ $17.5 billion merger with NSTAR

•	Google’s $12.5 billion acquisition of Motorola Mobility

•	Caisse des Depots’ €2.6 billion acquisition of Silic from Groupama and €300 million investment in a Groupama subsidiary

•	Skandia Liv’s SEK 22.5 billion acquisition of Skandia AB from Old Mutual

•	The Special Committee of Independent Directors of the Board of Delphi Financial Group in its $2.7 billion sale to Tokio Marine

•	European Goldfields’ C$2.5 billion sale to Eldorado Gold

•	France Telecom-Orange’s €1.6 billion sale of Orange Switzerland to Apax Partners

•	Special Committee of the Board of Directors of 99 Cents Only Stores in its $1.6 billion sale to Ares Management, Canada Pension Plan Investment Board and Gold/Schiffer Family

•	Wind Telecom’s $1.5 billion demerger of OTMT

•	Gloucester Coal in the A$2.1 billion merger proposal made by Yanzhou Coal and Yancoal Australia

•	Sberbank’s $1 billion acquisition of Troika Dialog

•	The Independent Non-Executive Directors of Eurasian Natural Resources Corporation on the related party transaction to acquire 75% of Shubarkol Komir JSC for a purchase price of up to $650 million

•	European Goldfields’ $600 million senior secured loan facility with warrants with Qatar Holding and $150 million unsecured loan notes with warrants offered to existing shareholders

•	Central Vermont Public Service’s $702 million sale to Gaz Métro

•	Tyco’s plan to separate into three independent, publicly traded companies

•	Caisse des Depots on the reorganization of Dexia

•	Edison in its negotiations with EDF and A2A regarding the disposal of Edipower and the restructuring of its shareholdings

•	Azur Pharma’s merger with Jazz Pharmaceuticals

Restructuring and Debt Advisory Assignments

Restructuring and debt advisory assignments completed during the fourth quarter of 2011 on which Lazard advised include in-court Chapter 11 bankruptcies for Caribe Media, Local Insight Media, Innkeepers USA Trust and Premier Trailer Leasing, OPTI Canada in connection with its CCAA proceedings and its $2.1 billion sale to CNOOC Limited, as well as Graceway Pharmaceuticals in connection with its Section 363 asset sale, Centro Properties Group on the restructuring of its Australian assets, Energy Alloys in connection with the restructuring of its capital structure, Westgate Resorts on its debt restructuring and related transactions, and Sacyr Vallehermoso on the refinancing of its Repsol margin loan of €4.9 billion, including the €2.6 billion divestiture of its stake in Repsol YPF to Repsol.

Notable Chapter 11 bankruptcies, on which Lazard advised debtors, creditors, or related parties, during or since the fourth quarter of 2011, are:

•	Airlines: Allied Pilots Association with respect to American Airlines

•	Consumer/Food: The Great Atlantic & Pacific Tea Co. (A&P), Hostess Brands

•	Gaming, Entertainment and Hospitality: Indianapolis Downs, MSR Resorts, the Los Angeles Dodgers

•	Shipping: General Maritime

•	Paper and Packaging: New Page Corporation, White Birch Paper Company

•	Power & Energy: Dynegy

•	Professional/Financial Services: Ambac, Lehman Brothers (including the approximately $1.4 billion monetization of its equity interests in Neuberger Berman Group)

•	Technology/Media/Telecom: Eastman Kodak, Nortel Networks (including the $4.5 billion sale of its patent portfolio to a consortium completed in the 2011 fourth quarter), Tribune Company

Among other publicly announced restructuring and debt advisory assignments on which Lazard has advised debtors, creditors, or related parties, during or since the fourth quarter of 2011, are:

•	AfriSam – advising the senior secured noteholders on the company’s debt restructuring

•	Belvédère – advising the FRN noteholder committee

•	Eagle Holdings on the restructuring of its Gemini real estate assets

•	Eircom – advising the majority shareholder on the company’s debt restructuring

•	Empresas La Polar on its debt restructuring activities

•	National Association of Letter Carriers in connection with the USPS’s restructuring efforts

•	Quiznos on its debt restructuring activities

•	Seat Pagine Gialle – advising the committee of junior noteholders on the company’s restructuring

•	Spanish Broadcasting on the refinancing of its debt

•	TBS International on its debt restructuring activities

LAZ-G

###

LAZARD LTD

ADJUSTED STATEMENT OF OPERATIONS (a)

(Non-GAAP - unaudited)

	Year Ended		% Change From
($ in thousands, except per share data)	December 31, 2011	December 31, 2010	December 31, 2010

Financial Advisory
M&A and strategic advisory	$700,539	$714,059	(2%)
Capital markets & other advisory	93,888	112,616	(17%)

Strategic advisory	794,427	826,675	(4%)
Restructuring	197,743	293,875	(33%)

Total	992,170	1,120,550	(11%)

Asset Management
Management fees	818,038	715,885	14%
Incentive fees	26,245	86,298	(70%)
Other revenue	38,494	32,469	19%

Total	882,777	834,652	6%

Corporate	8,922	23,321	(62%)

Operating revenue (b)	1,883,869	1,978,523	(5%)

Less:
Compensation & benefits expense (c)	1,168,229	1,166,210	0%
Non-compensation expense (d)	399,677	368,209	9%

Earnings from operations (e)	315,963	444,104	(29%)

Earnings attributable to noncontrolling interests (f)	10,948	11,174
Amortization of intangibles	(11,915)	(7,867)
Interest expense	(86,200)	(89,432)

Pre-tax income	228,796	357,979	(36%)

Less:
Provision for income taxes (g)	46,504	70,025
Net income attributable to noncontrolling interests	3,678	6,880

Net income (h)	$178,614	$281,074	(36%)

Diluted weighted average shares	137,629,525	138,469,654	(1%)

Diluted net income per share	$1.31	$2.06	(36%)

Ratio of compensation to operating revenue	62.0%	58.9%
Ratio of non-compensation to operating revenue	21.2%	18.6%
Margin from operations (i)	16.8%	22.4%
Effective tax rate (k)	20.7%	19.9%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

COMPENSATION AND BENEFITS - ANALYSIS

(unaudited)

($ in millions except share price)

	2006	2007	2008	2009	2010	2011

ADJUSTED U.S. GAAP BASIS (c)

Base salary and benefits	$397.8	$456.2	$467.7	$424.3	$456.2	$506.4
Prior period adjustments related to non-controlling interests	—	—	—	(1.6)	(3.1)	—
Cash incentive compensation	470.6	562.1	224.7	404.5	472.6	372.4

Total cash compensation and benefits	868.4	1,018.3	692.4	827.2	925.7	878.8
Amortization of deferred incentive awards	23.0	104.8	238.3	333.4	240.5	289.4

Compensation and benefits - Adjusted U.S. GAAP basis	$891.4	$1,123.1	$930.7	$1,160.6	$1,166.2	$1,168.2

% of Operating Revenue	56.7%	55.7%	55.6%	71.7%	58.9%	62.0%

Compensation and benefits - Adjusted U.S. GAAP basis - excluding prior period adjustments	$891.4	$1,123.1	$930.7	$1,162.2	$1,169.3

Estimated 2012 deferred incentive award amortization of approximately $330 million.

NOTIONAL / AWARDED BASIS

Total cash compensation and benefits (per above)	$868.4	$1,018.3	$692.4	$827.2	$925.7	$878.8

Deferred year-end incentive awards	198.9	332.2	350.0	235.6	286.9	280.6
Prior period adjustments (l)	5.0	4.5	1.7	3.7	5.8	—

Total deferred year-end incentive awards	203.9	336.7	351.7	239.3	292.7	280.6
Compensation and benefits - Notional basis before special deferred incentive awards	1,072.3	1,355.0	1,044.1	1,066.5	1,218.4	1,159.4
Sign-on and other special deferred incentive awards (m)	12.8	87.9	179.6	39.2	27.3	40.0
Year-end foreign exchange adjustment (n)	6.9	6.6	(9.7)	5.6	3.3	(4.6)

Total Compensation and benefits - Notional	1,092.0	1,449.5	1,214.0	1,111.3	1,249.0	1,194.8
Adjustment for actual/estimated forfeitures (o)	(23.8)	(35.8)	(28.7)	(27.9)	(32.0)	(32.1)

Total Compensation and benefits - Awarded	$1,068.2	$1,413.7	$1,185.3	$1,083.4	$1,217.0	$1,162.7

% of Operating Revenue - Awarded Basis	68.0%	70.2%	70.8%	67.0%	61.5%	61.7%

Compensation and benefits - Notional - excluding prior period and year-end foreign exchange adjustments	$1,080.1	$1,438.4	$1,222.0	$1,103.6	$1,243.0

Memo:
Total value of deferred equity-based year end incentive awards	$332.2	$332.2	$202.3	$233.8	$261.4	TBD
Equity-based year end awards - share equivalents (‘000)	8,787	8,787	6,489	6,477	5,775	TBD
Price at issuance	$37.81	$37.81	$31.17	$36.10	$45.26	TBD
Deferred compensation awards ratio (p)	18.7%	23.2%	29.0%	21.5%	23.4%	23.5%

Operating revenue	$1,571.1	$2,014.8	$1,675.1	$1,617.6	$1,978.5	$1,883.9

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

ADJUSTED STATEMENT OF OPERATIONS (a)

(Non-GAAP - unaudited)

	Three Months Ended			% Change From
($ in thousands, except per share data)	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010

Financial Advisory
M&A and strategic advisory	$167,099	$199,120	$259,986	(16%)	(36%)
Capital markets & other advisory	17,691	16,350	43,616	8%	(59%)

Strategic advisory	184,790	215,470	303,602	(14%)	(39%)
Restructuring	75,704	38,149	47,809	98%	58%

Total	260,494	253,619	351,411	3%	(26%)

Asset Management
Management fees	190,073	199,980	203,127	(5%)	(6%)
Incentive fees	5,373	9,395	44,407	(43%)	(88%)
Other revenue	8,960	7,321	8,203	22%	9%

Total	204,406	216,696	255,737	(6%)	(20%)

Corporate	3,807	(3,777)	2,932	NM	30%

Operating revenue (b)	468,707	466,538	610,080	0%	(23%)

Less:
Compensation & benefits expense (c)	337,007	276,656	347,675	22%	(3%)
Non-compensation expense (d)	108,674	98,653	108,726	10%	(0%)

Earnings from operations (e)	23,026	91,229	153,679	(75%)	(85%)

Earnings attributable to noncontrolling interests (f)	791	1,440	5,239
Amortization of intangibles	(7,019)	(1,716)	(2,609)
Interest expense	(20,217)	(21,386)	(22,335)

Pre-tax income (loss)	(3,419)	69,567	133,974	NM	NM

Less:
Provision (benefit) for income taxes (g)	(1,511)	16,477	25,593
Net income attributable to noncontrolling interests	(3,339)	225	3,930

Net income (h)	$1,431	$52,865	$104,451	NM	NM
Diluted weighted average shares	135,721,618	136,857,956	139,321,507	(1%)	(3%)

Diluted net income per share	$0.01	$0.39	$0.76	NM	NM

Ratio of compensation to operating revenue	71.9%	59.3%	57.0%
Ratio of non-compensation to operating revenue	23.2%	21.1%	17.8%
Margin from operations (i)	4.9%	19.6%	25.2%
Effective tax rate (k)	NM	23.8%	19.7%

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Reconciliation of U.S. GAAP to Adjusted Statement of Operations and Notes to Financial Schedules.

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(U.S. GAAP)

	Three Months Ended		Year Ended
($ in thousands, except per share data)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Total revenue	$473,109	$618,806	$1,919,638	$2,003,077
Interest expense	(21,331)	(23,921)	(90,126)	(97,709)

Net revenue	451,778	594,885	1,829,512	1,905,368
Operating expenses:
Compensation and benefits	338,934	348,242	1,168,945	1,194,168

Occupancy and equipment	30,668	23,324	100,698	88,328
Marketing and business development	29,577	25,699	88,411	77,057
Technology and information services	22,646	20,192	83,212	73,744
Professional services	13,929	13,786	48,324	43,502
Fund administration and outsourced services	12,016	13,167	52,793	47,574
Amortization of intangible assets related to acquisitions	7,019	2,609	11,915	7,867
Other	11,447	13,892	39,286	40,009

Subtotal	127,302	112,669	424,639	378,081
Provision pursuant to tax receivable agreement	429	2,361	429	2,361
Restructuring expense	—	—	—	87,108

Operating expenses	466,665	463,272	1,594,013	1,661,718

Operating income (loss)	(14,887)	131,613	235,499	243,650

Provision (benefit) for income taxes	(6,764)	20,178	44,940	49,227

Net income (loss)	(8,123)	111,435	190,559	194,423
Net income (loss) attributable to noncontrolling interests	(3,330)	11,585	15,642	19,444

Net income (loss) attributable to Lazard Ltd	($4,793)	$99,850	$174,917	$174,979

Attributable to Lazard Ltd Common Stockholders:
Weighted average shares outstanding:
Basic	119,369,997	113,293,399	118,032,020	104,411,253
Diluted	119,369,997	139,321,507	137,629,525	138,469,654

Net income (loss) per share:
Basic	($0.04)	$0.88	$1.48	$1.68
Diluted	($0.04)	$0.77	$1.36	$1.36

LAZARD LTD

UNAUDITED CONDENSED CONSOLIDATED

STATEMENT OF FINANCIAL CONDITION

($ in thousands)

	December 31, 2011	December 31, 2010

ASSETS

Cash and cash equivalents	$1,003,791	$1,209,695
Deposits with banks	286,037	356,539
Cash deposited with clearing organizations and other segregated cash	75,506	92,911
Receivables	504,455	568,704
Investments	378,521	417,410
Goodwill and other intangible assets	393,099	361,439
Other assets	440,527	415,834

Total Assets	$3,081,936	$3,422,532

LIABILITIES & STOCKHOLDERS’ EQUITY

Liabilities

Deposits and other customer payables	$288,427	$361,553
Accrued compensation and benefits	383,513	498,880
Senior debt	1,076,850	1,076,850
Other liabilities	466,290	539,132
Subordinated debt	—	150,000

Total liabilities	2,215,080	2,626,415

Commitments and contingencies

Stockholders’ equity

Preferred stock, par value $.01 per share	—	—
Common stock, par value $.01 per share	1,230	1,197
Additional paid-in capital	659,013	758,841
Retained earnings	258,646	166,468
Accumulated other comprehensive loss, net of tax	(88,364)	(46,158)

	830,525	880,348
Class A common stock held by subsidiaries, at cost	(104,382)	(227,950)

Total Lazard Ltd stockholders’ equity	726,143	652,398
Noncontrolling interests	140,713	143,719

Total stockholders’ equity	866,856	796,117

Total liabilities and stockholders’ equity	$3,081,936	$3,422,532

LAZARD LTD

ASSETS UNDER MANAGEMENT (“AUM”)

	As of			Variance
	December 31, 2011	September 30, 2011	December 31, 2010	Qtr to Qtr	YTD
		($ in millions)
Equities	$116,362	$111,035	$131,300	4.8%	(11.4%)
Fixed Income	17,750	17,564	17,144	1.1%	3.5%
Alternative Investments	5,349	5,555	5,524	(3.7%)	(3.2%)
Private Equity	1,486	1,493	1,294	(0.5%)	14.8%
Cash	92	165	75	(44.2%)	22.7%

Total AUM	$141,039	$135,812	$155,337	3.8%	(9.2%)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	($ in millions)		($ in millions)
AUM - Beginning of Period	$135,812	$143,573	$155,337	$129,543
Net Flows	(294)	3,173	(1,048)	9,346
Market and foreign exchange appreciation (depreciation)	5,521	8,591	(13,250)	16,448

AUM - End of Period	$141,039	$155,337	$141,039	$155,337

Average AUM	$140,136	$149,455	$152,072	$137,381

% Change in average AUM	(6.2%)		10.7%

Note: Average AUM is based on an average of quarterly ending balances for the respective periods.

LAZARD LTD

RECONCILIATION OF U.S. GAAP TO ADJUSTED STATEMENT OF OPERATIONS (a)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Operating Revenue
Net revenue - U.S. GAAP Basis	$451,778	$594,885	$1,829,512	$1,905,368

Adjustments:
Gain on repurchase of subordinated debt	—	—	(18,171)	—
Revenue related to noncontrolling interests	(2,351)	(7,140)	(16,696)	(16,277)
(Gain)/loss related to Lazard Fund Interests	(937)	—	3,024	—
Other interest expense	20,217	22,335	86,200	89,432

Operating revenue, as adjusted	$468,707	$610,080	$1,883,869	$1,978,523

Compensation & Benefits Expense
Compensation & benefits expense - U.S. GAAP Basis	$338,934	$348,242	$1,168,945	$1,194,168

Special items:
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	(24,860)
Adjustments:
(Charges)/credits pertaining to Lazard Fund Interests derivative liability	(937)	—	3,024	—
Compensation related to noncontrolling interests	(990)	(567)	(3,740)	(3,098)

Compensation & benefits expense, as adjusted	$337,007	$347,675	$1,168,229	$1,166,210

Non-Compensation Expense
Operating expenses - Subtotal - U.S. GAAP Basis	$127,302	$112,669	$424,639	$378,081

Adjustments:
Write-off of Lazard Alternative Investment Holdings option prepayment	(5,500)	—	(5,500)	—
Provision for onerous lease contract for UK facility	(5,539)	—	(5,539)	—
Amortization of intangible assets related to acquisitions	(7,019)	(2,609)	(11,915)	(7,867)
Non-comp related to noncontrolling interests	(570)	(1,334)	(2,008)	(2,005)

Non-compensation expense, as adjusted	$108,674	$108,726	$399,677	$368,209

Pre-Tax Income
Operating income (loss) - U.S. GAAP Basis	($14,887)	$131,613	$235,499	$243,650

Special items:
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	24,860
Restructuring expense	—	—	—	87,108
Adjustments:
Gain on repurchase of subordinated debt	—	—	(18,171)	—
Write-off of Lazard Alternative Investment Holdings option prepayment	5,500	—	5,500	—
Provision for onerous lease contract for UK facility	5,539	—	5,539	—
Adjustment related to the provision pursuant to the tax receivable agreement (“TRA”)	429	2,361	429	2,361

Pre-tax income (loss), as adjusted	($3,419)	$133,974	$228,796	$357,979

Net Income attributable to Lazard Ltd
Net income (loss) attributable to Lazard Ltd - U.S. GAAP Basis	($4,793)	$99,850	$174,917	$174,979
Special items:
Acceleration of restricted stock unit vesting related to retirement policy change	—	—	—	24,860
Restructuring expense	—	—	—	87,108
Tax provision/(benefits) allocated to special items	—	(1,766)	—	(15,877)
Net gain/(loss) attributable to LAZ-MD Holdings	—	—	—	(24,388)
Adjustments:
Gain on repurchase of subordinated debt	—	—	(18,171)	—
Write-off of Lazard Alternative Investment Holdings option prepayment	5,500	—	5,500	—
Provision for onerous lease contract for UK facility	5,539	—	5,539	—
Tax provision/(benefits) allocated to adjustments	(4,634)	—	—	—
Net gain/(loss) attributable to LAZ-MD Holdings	(390)	—	411	—

Adjustment for full exchange of exchangeable interests (q):
Tax adjustment for full exchange	(190)	(1,288)	(1,135)	(2,560)
Amount attributable to LAZ-MD	399	7,655	11,553	36,952

Net income, as adjusted	$1,431	$104,451	$178,614	$281,074

Diluted net income per share:
U.S. GAAP Basis - Net income (loss) attributable to Lazard Ltd	($0.04)	$0.77	$1.36	$1.36

Net income, as adjusted	$0.01	$0.76	$1.31	$2.06

This presentation includes non-U.S. GAAP (“non-GAAP”) measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to comparable U.S. GAAP measures, see Notes to Financial Schedules.

LAZARD LTD

Notes to Financial Schedules

(a)	Adjusted Statement of Operations begins with information that is prepared in accordance with U.S. GAAP, (i) adjusted to reflect the full conversion of outstanding exchangeable interests held by members of LAZ-MD Holdings; (ii) adjusted to exclude certain items in 2011 and special items in 2010 described more thoroughly in (h) and (j) below, and (iii) is presented in a non-U.S. GAAP (“non-GAAP”) format including non-GAAP measures. Lazard believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(b)	Excludes (i) gains/losses related to the changes in the fair value of investments held in connection with Lazard Fund Interests for which a corresponding equal amount is excluded from compensation & benefits, (ii) revenues related to non-controlling interests, and (iii) interest expense related to other financing activities, which is included in “Interest expense,” and is a non-GAAP measure. The 2011 twelve month period is also adjusted to exclude a gain on repurchase of the Company’s subordinated debt. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(c)	Excludes (i) charges/credits related to the changes in the fair value of liability in connection with Lazard Fund Interests, (ii) noncontrolling interests, which are included in “Earnings attributable to noncontrolling interests” and, (iii) for the 2010 twelve month period, a special item related to the Company’s change in retirement policy noted in (j) below, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.) For the 2009 twelve month period excludes the expenses in connection with the acceleration of unamortized restricted stock units previously granted to our former Chairman and Chief Executive Officer and the accelerated vesting of deferred cash awards previously granted of $86,514 and $60,512, respectively. For the 2008 twelve month period excludes the $197,550 expense in connection with the Company’s purchase of all outstanding LAM Equity units held by certain current and former MDs and employees of LAM.

(d)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) expenses related to noncontrolling interests, which are included in “Earnings attributable to noncontrolling interests,” and (iii) the provision pursuant to tax receivable agreement which is included in provision for income taxes as noted in (g) below. For the 2010 twelve month period excludes the special item related to the restructuring expense discussed more thoroughly in (j) below. The three and twelve month periods for 2011 are also adjusted to exclude a provision for an onerous lease contract for the Company’s leased facility in the U.K. and a charge related to the write-off of a partial prepayment of the Company’s option to acquire the fund management activities of Lazard Alternative Investment Holdings, and is a non-GAAP measure. (See adjustments in the Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(e)	Excludes (i) amortization of intangible assets related to acquisitions, (ii) interest expense primarily related to corporate financing activities, which is included in “Interest expense,” (iii) revenues and expenses related to noncontrolling interests and (iv) 2011 adjustments noted in (h) below and 2010 special items noted in (j) below, and is a non-GAAP measure. (See Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(f)	Includes noncontrolling interests share of revenue, net of related compensation and benefits and non-compensation expenses, and is a non-GAAP measure.

(g)	For the three and twelve month periods ended December 31, 2011 and 2010 the provision for income taxes includes a provision pursuant to the tax receivable agreement of $429 and $2,361, respectively, and is a non-GAAP measure.

(h)	The three month and twelve month period of 2011 is adjusted to exclude a charge related to the write-off of a partial prepayment of the Company’s option to acquire the fund management activities of Lazard Alternative Investment Holdings and a provision for a onerous lease contract for the Company’s leased facility in the UK. The 2011 twelve month period is also adjusted to exclude a gain on the repurchase of the Company’s subordinated debt. The 2010 twelve month period excludes special items noted in (j) below. (See adjustments in the Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(i)	Represents earnings from operations as a percentage of operating revenues, and is a non-GAAP measure.

(j)	For the twelve month period ended December 31, 2010, special items are comprised of restructuring expense related to severance, benefits and other charges in connection with the reduction and realignment of staff and expenses related to the accelerated vesting of restricted stock units in connection with the Company’s change in retirement policy and the allocated tax effect. (See adjustments for special items within the Reconciliation of U.S. GAAP to Adjusted Statement of Operations.)

(k)	Effective tax rate is computed based on a numerator of which is the provision for income taxes per (g) above and the denominator of which is pre-tax income exclusive of net income attributable to noncontrolling interests.

(l)	Represents an adjustment to include fund managers’ year end incentive compensation that is reinvested in their respective asset management funds not previously included.

(m)	Special deferred incentive awards are granted outside the year end compensation process and include grants to new hires.

(n)	Represents an adjustment to year end foreign exchange spot rate from full year average rate for year end incentive compensation awards.

(o)	Under U.S. GAAP, an estimate is made for future forfeitures of the deferred portion of such awards. This estimate is based on both historical experience and future expectations. The result reflects the cost associated with awards that are expected to vest. This calculation is undertaken in order to present awarded compensation on a similar basis to GAAP compensation. Amounts for 2006 and 2007 represent actual forfeiture experience, the 2008 amount represents actual forfeiture experience for certain deferred compensation that has previously vested and an estimate of future forfeitures for unvested deferred compensation. The 2009-2011 amounts represent estimated forfeitures.

(p)	For the purpose of the computation of this ratio deferred compensation awards include year end incentive awards and exclude special incentive awards that are outside of the year-end compensation process such as sign-on and retention awards.

(q)	Represents a reversal of noncontrolling interests related to LAZ-MD Holdings’ ownership of Lazard Group common membership interests and an adjustment for Lazard Ltd entity-level taxes to affect a full exchange of interests and excluding the 2011 adjustments and 2010 special items noted in (h) and (j) above.

NM	Not meaningful

TBD	To be determined